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                                                                     Exhibit 5.1

                                                              24th October, 2001


                     Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by Trintech Group plc (the "Company") with the Securities and Exchange Commission on or about 24th October, 2001 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of (i) an aggregate of 1,700,000 additional ordinary shares ("Ordinary Shares") (which will be represented by 3,400,000 American Depositary Shares of the Company) in the capital of the Company authorised for issuance under the 1997 Trintech Group plc Share Option Scheme (the "1997 Option Plan") and (ii) 43,326 Ordinary Shares (which will be represented by 86,652 American Depositary Shares of the Company) authorized for issuance under the Exceptis Technologies Limited Share Option Scheme (the "Exceptis Plan", and collectively with the 1997 Option Plan, the "Plans").

In connection with this opinion, we have examined and have assumed the truth and accuracy of the contents of such documents and certificates of officers of and advisers to the Company and of public officials as to factual matters as we have deemed necessary or appropriate for the purposes of this opinion but have made no independent investigation regarding such factual matters. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents submitted of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. We have further assumed that none of the resolutions and authorities of the shareholders or directors of the Company upon which we have relied have been varied, amended or revoked in any respect or had expired at the time of issue of the relevant Ordinary Shares and that all Ordinary Shares will be issued in accordance with such resolutions and authorities.

We have examined the Plans. It is our opinion that the Ordinary Shares will be, if issued in the manner referred to in the Plans, as the case may be, on application by the Optionees under the said Plans for the Ordinary Shares pursuant to such Plans and pursuant to the respective agreements that accompany those Plans, legally and validly issued and fully paid.

We are admitted to practice law only in Ireland and accordingly, we express no opinion on the laws of any jurisdiction other than the laws (and the interpretation thereof) of Ireland in force as at the date hereof.

We hereby consent to the filing of this opinion with the United States Securities and Exchanges Commission as an exhibit to the Registration Statement on Form S-8 and to the references to our firm in the Registration Statement. Our consent to such references does not constitute a consent under Section 7 of the Act, as in consenting to such references, we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 or under the rules and regulations of the United States Securities and Exchange Commission thereunder.

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This opinion is to be construed in accordance with and governed by the laws of
Ireland.

                                Yours faithfully,


                                /s/ A&L Goodbody



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